As Filed with the Securities and Exchange Commission on October 1, 2003
                                                     Registration No. 333-______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                                    XRG, INC.
             (Exact name of registrant as specified in its charter)
        DELAWARE                                           58-2583457
        --------                                           ----------
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                       Identification Number)

                         5301 Cypress Street, Suite 111
                              Tampa, Florida 33607
                                 (813) 637-0700
                         -----------------------------
       (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                             Donald G. Huggins, Jr.
                         5301 Cypress Street, Suite 111
                              Tampa, Florida 33607
                                 (813) 637-0700
                         -----------------------------
            (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                             Michael T. Cronin, Esq.
                   Johnson, Pope, Bokor, Ruppel & Burns, P.A.
                               911 Chestnut Street
                            Clearwater, Florida 33756
                                 (727) 461-1818

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
         If the securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
================================================ ============= ================== ======================== ==============
                                                                                         Proposed
                                                    Amount     Proposed Maximum           Maximum            Amount of
Title of Each Class of                              To be       Offering Price           Aggregate         Registration
Securities to be Registered(1)                    Registered      Per Unit(2)         Offering Price            Fee
------------------------------------------------ ------------- ------------------ ------------------------ --------------
Common stock, $.001 par value                     7,930,570          $.70               $5,551,399            $449.11

(1) This registration statement is being used to register 7,930,570 shares of common stock owned by selling stockholders.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low sales prices of the Registrant's common stock on the OTC:BB on September 30, 2003.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling stockholders identified in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus


                                    XRG, INC.

                        7,930,570 Shares of Common Stock





        The stockholders identified in this prospectus are offering 7,930,570 shares of common stock owned by selling stockholders. We will not receive any of the proceeds from sales of the shares.

        The selling stockholders identified in this prospectus obtained their shares in connection with:

        o 4,975,570 shares relating to the exchange of common stock purchase warrants for shares of our common stock in connection with the conversion of $1,313,120 of our promissory notes into common stock.

        o 1,350,000 shares issued in connection with the acquisition of certain assets of J. Bently Companies, Inc. and the stock of R&R Express Intermodal, Inc.

        o 1,605,000 shares acquired through the private placement of our common shares during 2003.

        Our common stock trades on the OTC:BB under the symbol XRGC. On September 30, 2003, the last reported sale price of the common stock on the OTC:BB was $.70 per share.

        See "Risk Factors" beginning on page five of this prospectus for a discussion of material risks that an investor should consider before buying XRGC common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is October ___, 2003

                                TABLE OF CONTENTS



XRG, INC......................................................................3

RISK FACTORS..................................................................5

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS............................11

WHERE YOU CAN FIND MORE INFORMATION..........................................12

USE OF PROCEEDS..............................................................14

SELLING STOCKHOLDERS.........................................................15

PLAN OF DISTRIBUTION.........................................................18

LEGAL MATTERS................................................................19

EXPERTS......................................................................19

                                    XRG, INC.

         Because this is a summary, it does not contain all the information about XRG that may be important to you. You should read the more detailed information and the financial statements and related notes which are incorporated by reference in this Prospectus.

         We are a development stage enterprise that is focused on acquiring and operating both asset and non-asset based truck-load carriers in the contiguous 48 states.

         In June 2003, we executed a purchase agreement with J. Bently Companies, Inc., a truckload carrier in Sweetwater, Tennessee to acquire equipment assets consisting of approximately 275 freight trailers. The purchase price of these assets is approximately $3,400,000, including the assumption of approximately $2,200,000 of equipment loans, the payment of $50,000 in cash, and the issuance 1,150,000 shares of XRG common stock with registration rights. An additional 2,200,000 shares of our common stock will be escrowed as collateral for the equipment loans. In May 2003, we entered into a fleet owner agreement with J. Bently Companies, Inc. to manage the utilization of these purchased assets for a two year period. Pursuant to the terms of this agreement, XRG will pay to J. Bently Companies, Inc. 67% of gross freight revenues as compensation for the movement of our freight. We closed on the asset purchase of J. Bently Companies, Inc. in August 2003.

         On August 20, 2003, we entered into a Stock Purchase Agreement with R&R Express Intermodal, Inc., a Pittsburgh, Pennsylvania intermodal truckload carrier. This agreement is subject to certain terms and conditions and will close when certain pre-closing conditions are met by both XRG and R&R Express Intermodal, Inc. The Agreement is for the purchase of 100% of R&R Express Intermodal's common stock in a stock-for-stock transaction. R&R Express Intermodal, Inc. provides truck transportation for container freight from either a railroad yard or a port, to the freight's destination. This type of carrier operates in a sector that management views as becoming increasingly important in the truckload industry.

         We believe that we have identified a significant opportunity to consolidate profitable, established medium-sized (under $30 million in revenue) truckload carriers that have developed long-term customer relationships. The trucking industry has exhibited strong growth due to the trend toward just-in-time inventories, and the general increase in the need for transportation of commodities. Truckload carriers have become the critical link in the distribution chain between manufacturers and/or distributors and the marketplace. Time-definite delivery has become an important element of this distribution chain and is a contributing factor in successful just-in-time systems. The universe of truckload carriers is dominated by small to medium-sized independent carriers with gross revenues of less than $20 million. We believe that the opportunity to consolidate truckload carriers that have revenues less than $30 million in revenues is significant because shippers are increasingly outsourcing their company fleets and relying on larger carriers that provide sophisticated information systems and value-added services. Therefore, the smaller carrier is faced with increased competition from carriers that provide these value-added services forcing them to look for an exit strategy that can strengthen their competitiveness and sustain their business.

         During the fiscal year ended March 31, 2003, we provided administrative services for one customer located in Pittsburgh, Pennsylvania. On February 1, 2002, XRG, Inc. created a new subsidiary, XRG G&A, Inc. and executed an Administrative Services Agreement with KDK TRANSPORT, INC. which permitted XRG G&A to provide administrative services for a period of five years unless terminated by KDK upon 30 days prior written notice to XRG. XRG G&A, Inc. collected a 3% service fee payable weekly based on KDK's trucking and brokerage gross billings for the prior week. XRG had generated $796,231 in revenues during the period from February 1, 2002 until June 30, 2003. Related expenses were $897,753, resulting in a negative gross margin of $101,522. The Company tested its infrastructure capabilities by providing administrative services through XRG G&A, Inc. to KDK Transport, Inc. This Administrative Services Agreement was mutually terminated during the fourth quarter ended March 31, 2003.

         To complete the initial stages of our business plan, which we view as completing and operating our first few trucking company acquisitions, we estimate that we will require an additional $1 million capital infusion. We plan on raising this capital through either debt or equity financing, however, there is no assurance that we will be able to obtain financing on favorable terms to complete these acquisitions and successfully implement our business plan.

         Our principal executive offices are located at:

                         5301 Cypress Street, Suite 111
                              Tampa, Florida 33607
                                 (813) 637-0700

         Our web site is:           http://www.xrginc.com

                                  RISK FACTORS

         You should carefully consider the following risk factors as well as the other information contained and incorporated by reference in this prospectus before making an investment in our common stock. Any one or a combination of these risk factors may have a material adverse effect on us.


Risks Related to Our Operations
-------------------------------

         Losses from operations; accumulated deficit; and negative net worth. We have incurred substantial losses during our development stage. During the period May 1, 1999 through June 30, 2003 development stage, we incurred net losses of $1,920,643. Our losses during the year ended March 31, 2003 and 2002, were $829,828 and $324,136, respectively. Our losses for the three-month period ended June 30, 2003 and 2002, were $628,261 and $119,717, respectively. There can be no assurance that the Company will be able to generate sufficient revenues to allow the Company to achieve profitable operations.

         We expect to incur substantial losses and experience substantial negative cash flows from operations as we expand our business. The principal costs of expanding the business will include:

o    system operational expenses;

o costs incurred in connection with higher staffing levels to meet our growth;

o costs in connection with acquisitions, divestitures, business alliances or changing technologies.

         If any of these costs or expenses are not accompanied by an increase in revenues, our ability to achieve profitability may suffer and we may be forced to revise our business plan.

                  Need for additional financing. We will require additional financing in the future to support our operations and any expansion plans may result in additional dilution to shareholders. There can be no assurance that our operations will supply the revenues necessary for such purpose. There can be no assurances given that such financing will be available in the amounts required or, if available, that such financing may be obtained on terms satisfactory to XRG. However, we anticipate that we will need to seek additional equity or debt financing to execute our current business plan. Further, if additional financing is not available on acceptable terms, we may be forced to curtail our operations, which could have a material adverse effect on our business and financial results and may require us to delay the deployment of our consolidation plan. Furthermore, additional equity or debt financing could give rise to any or all of the following:

o    additional dilution to our current stockholders;

o the issuance of securities with rights, preferences or privileges senior to those of the existing holders of our common stock; and

o the issuance of securities with covenants imposing restrictions on our operations.

         Loss of key personnel. The loss of the services of Mr. Brennan, our Chief Executive Officer, could have a material adverse effect on us. XRG does not maintain any key man life insurance on the life of Mr. Brennan. In addition, there is no assurance we will be able to attract other competent and qualified employees on terms deemed acceptable to us to implement our expansion plans.

         Future acquisitions. We plan on expanding our business, in part, through the acquisition of small and medium size trucking businesses. In attempting to locate and consummate such acquisitions, we may be competing with other prospective purchasers of the acquisition candidates, many of which may have greater resources than us. There can be no assurance that suitable acquisition candidates can be identified and acquired on terms favorable to us, or that the acquired operations can be profitably operated or integrated into our operations. In addition, any internally generated growth experienced by XRG could place significant demands on our management, thereby restricting or limiting our available time and opportunity to identify and evaluate potential acquisition candidates. The ability of XRG to consummate acquisitions will depend on our ability, to obtain sufficient financing on acceptable terms, of which there can be no assurance. To the extent management is successful in identifying suitable companies for acquisition, we may deem it necessary or advisable to finance such acquisitions through the issuance of Common Stock, securities convertible into common stock, or debt financing, or a combination thereof. In such cases, the issuance of common stock or convertible securities could result in further dilution to the purchasers at the time of such issuance or conversion. The issuance of debt to finance acquisitions may result, among other things, in the encumbrance of certain of XRG's assets, may impede our ability to obtain bank financing, and decrease our liquidity.

         Our limited operating history makes evaluating our business and prospects difficult. We have a limited operating history on which you can base an evaluation of our business and future prospects. You should carefully consider our prospects in light of the risks and difficulties frequently encountered by early stage companies. Our success will depend in part upon our ability to implement and execute our business and operating plans in the U.S. trucking market. There is a risk that we will not be able to accomplish our objectives. Failure to achieve any of our objectives could negatively affect our business, financial condition and results of operations.

            The market for our services is extremely competitive. Because our services have low barriers to entry, we cannot assure you that we will be able to compete effectively. We expect competition to intensify as current competitors expand their product offerings and new competitors like us enter the market. We cannot assure you that we will be able to compete successfully against current or future competitors, or that competitive pressures we face will not harm our business, operating results, or financial condition.

         Many of our competitors will have, and potential competitors may have, more experience in the trucking industry, larger staffs, larger customer bases, greater brand recognition, and greater financial and other resources than we have. In addition, competitors may be able to develop products and services that are superior to our products and services, that achieve greater customer acceptance or that have significantly improved functionality as compared to our existing and future products and services. There is a risk that transportation administrative support services offered by our competitors now or in the future will be perceived as superior to ours.

            Officers and directors may be able to influence stockholder actions. Executive officers and directors, in the aggregate, beneficially own approximately 78% of our outstanding voting stock. These stockholders acting together may be able to significantly influence matters requiring approval by our stockholders, including the election of directors, and the approval of mergers or other business combination transactions in a manner that could conflict with our other stockholders.

            Our certificate of incorporation limits director liability. As permitted by Delaware law, our Certificate of Incorporation limits the liability of directors to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty except for liability in certain instances. As a result of the charter provisions and Delaware law, stockholders may have limited rights to recover against directors for breach of fiduciary duty.

Risks Related to Our Future Truckload Carrier Acquisition Operations
--------------------------------------------------------------------

         There are many factors beyond our control which affect our business model. Our future results of operations may be affected by a number of factors over which we have little or no control. Fuel prices, insurance and claims costs, liability claims, interest rates, the availability of qualified drivers, fluctuations in the resale value of revenue equipment, economic and customer business cycles and shipping demands are economic factors over which we have little or no control. Significant increases or rapid fluctuations in fuel prices, interest rates, insurance costs or liability claims, to the extent not offset by increases in freight rates, and the resale value of revenue equipment could hinder our profitability. Weakness in the general economy, including a weakness in consumer demand for goods and services, could adversely affect our customers and our growth and revenues if customers reduce their demand for transportation services. Weakness in customer demand for our services or in the general rate environment may also restrain our ability to increase rates or obtain fuel surcharges. It is also not possible to predict the medium or long term effects of the September 11, 2001, terrorist attacks and subsequent events on the economy or on customer confidence in the United States, or the impact, if any, on our future results of operations.

         Future increases in insurance premiums. After several years of aggressive pricing, insurance carriers have raised premiums which have increased insurance expenses for truckload carriers. The terrorist attacks of September 11, 2001, in the United States, and conditions in the insurance market have resulted in additional increases in truckload carrier insurance expenses. If these expenses continue to increase in the future and we are unable to offset these increases with higher freight rates, our future earnings from acquisitions could be materially and adversely affected.

         An increase in prices for new revenue equipment and decreases in the value of used revenue equipment may affect future cash flows. Current developments in the secondary tractor resale market have resulted in a large supply of used tractors on the market. This has depressed the market value of used equipment. Accordingly, some tractor manufacturers have significantly increased new equipment prices, in part to meet new engine design requirements imposed, effective October 1, 2002, by the EPA.

         The cost of operating new engines is expected to be somewhat higher than the cost of operating older engines. If new equipment prices were to increase, we may be required to increase our depreciation and financing costs, write down the value of used equipment, and/or retain some of our equipment longer, with a resulting increase in operating expenses for our acquired truckload carriers. If our resulting cost of revenue equipment were to increase and/or the prices of used revenue equipment were to decline, our operating costs could increase, which could materially and adversely affect our earnings and cash flow, if we are unable to obtain commensurate rate increases or cost savings.

         Increases in fuel costs could have an adverse effect on our future operations. We are also subject to risk with respect to purchases of fuel. Prices and availability of petroleum products are subject to political, economic and market factors that are generally outside our control. The political events in the Middle East, Venezuela and elsewhere may also cause the price of fuel to increase. Because our operations will be dependent upon diesel fuel, significant increases in diesel fuel costs could materially and adversely affect our future results of operations and financial condition if we are unable to pass increased costs on to customers through rate increases or fuel surcharges.

         Difficulties with driver retention. Although our future independent contractors will be responsible for paying for their own equipment, fuel, and other operating costs, significant increases in these costs could cause them to seek higher compensation from us or seek other contractual opportunities. Difficulty in attracting or retaining qualified drivers, including independent contractors, or a downturn in customer business cycles or shipping demands, could also have a materially adverse effect on our future growth and profitability. If a shortage of drivers should occur in the future, or if we were unable to attract and contract with independent contractors, we could be required to adjust our driver compensation package, which could adversely affect our profitability if not offset by a corresponding increase in rates. By increasing rates and imposing a fuel surcharge, we could lose customers who are unwilling to pay these increases.

         Our future operations are subject to various environmental laws and regulations, the violations of which could result in substantial fines or penalties. With the acquisitions of truckload carriers, we will be subject to various environmental laws and regulations dealing with the handling of hazardous materials, underground fuel storage tanks and discharge and retention of storm water. We will operate in industrial areas, where truck terminals and other industrial activities are located, and where groundwater or other forms of environmental contamination will have occurred. Our operations involve the risks of fuel spillage or seepage, environmental damage, and hazardous waste disposal, among others. We will maintain bulk fuel storage and fuel islands at several of our acquired truckload carrier facilities.

         If we are involved in a spill or other accident involving hazardous substances, or if we are found to be in violation of applicable laws or regulations, it could have a materially adverse effect on our business and operating results. If we should fail to comply with applicable environmental regulations, we could be subject to substantial fines or penalties and to civil and criminal liability.

         The U.S. DOT and various state agencies will exercise broad powers over our business, generally governing such activities as authorization to engage in motor carrier operations, rates and charges, operations, safety, and financial reporting. We may also become subject to new or more restrictive regulations relating to fuel emissions, drivers' hours in service, and ergonomics. Compliance with such regulations could substantially impair equipment productivity and increase our future operating expenses.

Risks Related to Our Stock
--------------------------

            There is no assurance that we can maintain an active trading market for our stock. The stock market in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. The trading price of the common stock is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' earnings estimates, and announcements of technological innovations by XRG or its competitors, general conditions in our industry and other factors. These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of XRG's common stock.

            Penny stock regulations may impose certain restrictions on marketability of our stock. The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our Common Stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell XRG's securities and may affect the ability of purchasers in this Offering to sell XRG's securities in the secondary market and the price at which such purchasers can sell any such securities.

            We have never paid dividends on our common stock and do not expect to pay any in the foreseeable future. We have not paid any dividends on our Common Stock since our inception and do not intend to pay dividends on our Common Stock in the foreseeable future. Any earnings that XRG may realize in the foreseeable future will be retained to finance our future growth.

         The future sale of shares may hurt our market price. A substantial number of shares of our common stock are available for resale including the 7,930,570 shares registered for resale under this prospectus for the benefit of the Selling Shareholders. If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity securities in the future at times and prices that we deem appropriate.

         Our stock price is volatile, which could cause our shareholders to lose a significant portion of their investment. The market price of our common stock could be subject to significant fluctuations in response to certain factors, such as variations in our anticipated or actual results of operations or other companies in the transportation industry, changes in conditions affecting the economy generally, including incidents of terrorism, analyst reports, general trends in the industry, sales of common stock by insiders, as well as other factors unrelated to our operating results. Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, we are hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made or incorporated by reference in this prospectus. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "believe," "expect," "plan," "seek," "estimate," "intends," "plans," "projection" and "outlook") are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the factors discussed throughout this prospectus, and particularly in the risk factors set forth herein under "Risk Factors."

         Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file reports and other information with the Securities and Exchange Commission in accordance therewith. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by calling 1-800-SEC-0330. Our filings are also available to the public on the Commission's Internet site at http://www.sec.gov. Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. We maintain a website at http://www.xrginc.com.

         We have filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the common stock that the selling stockholders may offer under this prospectus. This prospectus, which is a part of that Registration Statement, does not include all the information contained in the Registration Statement and its exhibits. For further information with respect to us and our common stock, you should consult the Registration Statement and its exhibits. Statements contained in this prospectus concerning the provisions of any documents are summaries of those documents, and we refer you to the document filed with the SEC for more information. The Registration Statement and any of its amendments, including exhibits filed as a part of the Registration Statement or an amendment to the Registration Statement, are available for inspection and copying as described above.

         The Commission allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to the other information we have filed with the Commission. The information that we incorporate by reference is considered to be part of this prospectus. Information that we file later with the Commission will automatically update and supersede this information.

         The following documents filed by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act made prior to the termination of this offering are incorporated by reference:

o our Annual Report on Form 10-KSB for the fiscal years ended March 31, 2003 and March 31, 2002;

o our Quarterly Reports on Form 10-QSB for the fiscal quarters ended June 30, 2003, March 31, 2003, and December 31, 2002;

o our Current Reports on Form 8-K, filed with the Commission on August 22, 2003 and December 31, 2002; and

o the description of our securities contained in the registration statement on Form 10-SB, filed with the Commission on October 2, 2002, pursuant to
     Section 12 of the Exchange Act and in our Form 10-KSB for year ended March 31, 2003.

         All documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offerings registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents with the Commission.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that the statement contained herein (or in any other subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

         You can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus by writing or calling us at:

                                    XRG, INC.
                               5301 Cypress Street
                                    Suite 111
                                 Tampa, FL 33607
                          Attention: Investor Relations
                            Telephone: (813) 637-0700

         You should rely only on the information provided or incorporated by reference in this prospectus or any supplement. We have not authorized anyone else to provide you with additional or different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such document.

                                 USE OF PROCEEDS

         The shares of our common stock being offered hereby are offered solely for the accounts of the selling stockholders pursuant to various agreements that we have entered into with them. We will not receive any proceeds from the sale of such common stock. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

         In connection with the issuance of these securities to the selling stockholders, we have entered into various agreements that require us to file a Registration Statement covering the common stock offered hereby, including the common stock issued upon exercise of the warrants held by certain selling stockholders. This prospectus is a part of the registration statement we filed with the Commission covering all of those shares of common stock.

         The following table sets forth information about the selling stockholders and the number of shares of our common stock beneficially owned by them. We received this information from the selling stockholders. Except as disclosed in this prospectus, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling stockholders may offer all or some portion of our common stock pursuant to this prospectus, no estimate can be given as to the number of shares of our common stock that will be held by the selling stockholders upon termination of any sales of such common stock. In addition, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they provided the information regarding their securities in transactions exempt from the registration requirements of the Securities Act.

         The shares of common stock are being registered to permit public secondary trading of the shares and the selling stockholders may offer the shares for sale from time to time. See "Plan of Distribution."


                              SELLING STOCKHOLDERS

                                                  Before the Offering                         After the Offering
                                           -------------------------------- ---------------------------------------------------
                                                Number                        Securities to          Number
                                             Beneficially     Percent of        Be Sold in        Beneficially     Percent of
Name of Beneficial Owner                        Owned          Class (1)         Offering            Owned         Class (2)
------------------------------------------ ----------------- -------------- ------------------- ----------------- -------------

Shares issued in connection
with exercise of warrants (3)

Allen, Danny                                    40,000             *              40,000               -               *
Allen, Donald R.                                20,000             *              20,000               -               *
Angell, Anna G.                                 40,000             *              40,000               -               *
Angell, Sharon A.                               40,000             *              40,000               -               *
Baptista, Ernest P.                             50,000             *              50,000               -               *
Bechis, Vasile                                  40,000             *              40,000               -               *
Boston, William K.                              20,000             *              20,000               -               *
Bradley, Richard C.                             20,000             *              20,000               -               *
Carlson, Alyce                                  40,000             *              40,000               -               *
Chambers, Todd                                  20,000             *              20,000               -               *
Chung, K. Lisa                                  40,000             *              40,000               -               *
Crecco, Santino                                 20,000             *              20,000               -               *
Crown, Louis E.                                 20,000             *              20,000               -               *
Danner, Dixon E.                                20,000             *              20,000               -               *
Dunlap, Mollie S.                               20,000             *              20,000               -               *
Eisenla, Gail A.                                20,000             *              20,000               -               *
Eisenla, Kirk                                   20,000             *              20,000               -               *
Eisenla, Tara                                   20,000             *              20,000               -               *
Ellis, Ray                                      20,000             *              20,000               -               *
Fulcomer, David                                 65,000             *              65,000               -               *
Fulcomer, Jeffrey                               60,000             *              60,000               -               *
Ginter, George W.                               20,000             *              20,000               -               *
Godfrey, Ronald A.                              60,000             *              60,000               -               *
Godfrey, Weston A.                              20,000             *              20,000               -               *
Goldfarb, Stuart                                20,000             *              20,000               -               *
Griffiths, Richard                              20,000             *              20,000               -               *
Hamilton, Joseph R.                             20,000             *              20,000               -               *
Herbstman, Rose                                 20,000             *              20,000               -               *
Hogan, Jacalyn Louise                           20,000             *              20,000               -               *
Holcomb, Joan                                   20,000             *              20,000               -               *
Huggins, James (6)                              50,000             *              50,000               -               *
Ingerman, Milton                                50,000             *              50,000               -               *
Ivey, Robert D.                                 20,000             *              20,000               -               *
Johnson, Barbara                                20,000             *              20,000               -               *
Kalman, Michael R.                              20,000             *              20,000               -               *
Kelly, Edward W.                                50,000             *              50,000               -               *
Kerr, Michael A.                                25,000             *              25,000               -               *
Klivansky, Geraldine R.                         45,000             *              45,000               -               *
Lajoy, Paul                                     20,000             *              20,000               -               *
Lewis, Laura L.                                 20,000             *              20,000               -               *
Longbottom, Mildred W.                          40,000             *              40,000               -               *
Marshall Ray B.                                 20,000             *              20,000               -               *
Meek, T. W.                                     20,000             *              20,000               -               *
Newcomb, Sarah                                  20,000             *              20,000               -               *
Nichols, Marie D.                               50,000             *              50,000               -               *
Nutbrown, Aubrey S.                             20,000             *              20,000               -               *
O'Neill, Brad                                   20,000             *              20,000               -               *
O'Neill, Jeanne M.                              20,000             *              20,000               -               *
Orr, Margaret A.                                20,000             *              20,000               -               *
Orr, Robert H.                                  20,000             *              20,000               -               *
Posey, Curtis L.                                20,000             *              20,000               -               *
Romagnolo, Eileen                               40,000             *              40,000               -               *
Romagnolo, Ronald Joseph                        60,000             *              60,000               -               *
Rowe, Connie B.                                 20,000             *              20,000               -               *
Skinner, E. Jacqueline                          20,000             *              20,000               -               *
Skinner, Thomas H.                              20,000             *              20,000               -               *

                                                  Before the Offering                         After the Offering
                                           -------------------------------- ---------------------------------------------------
                                                Number                        Securities to          Number
                                             Beneficially     Percent of        Be Sold in        Beneficially     Percent of
Name of Beneficial Owner                        Owned          Class (1)         Offering            Owned         Class (2)
------------------------------------------ ----------------- -------------- ------------------- ----------------- -------------
Smith, Ailey                                    40,000             *              40,000               -               *
Smith, David S.                                 40,000             *              40,000               -               *
Smith, Norman                                   20,000             *              20,000               -               *
Snyder, Thelma P.                               40,000             *              40,000               -               *
Strausberg, Marlene                             40,000             *              40,000               -               *
Sullivan, Angela                               120,000             *             120,000               -               *
Sullivan, Jerry D.                             100,000             *             100,000               -               *
Theakston, Gregory Porter                       20,000             *              20,000               -               *
Tisser, Jerome W.                               90,000             *              90,000               -               *
Tobias, Bonnie                                  40,000             *              40,000               -               *
Torrence, Patty                                 40,000             *              40,000               -               *
Wynn, Michael J.                                20,000             *              20,000               -               *
Yankee, Luke B.                                 40,000             *              40,000               -               *
Trinity Capital Management                     812,570           3.7%            812,570               -               *
First Trust Corporation FBO Sharon A           232,000           1.0%            232,000               -               *
Angell
Regents Management, Limited                    496,000           2.2%            496,000               -               *
Robert J. McDermott, TTEE                       40,000             *              40,000               -               *
The Orval L. & Patricia Ann Fouse
Revocable Trust                                 20,000             *              20,000               -               *
The Richard & Mary Kerr Family
Trust                                          140,000             *             140,000               -               *
Ritchie, Carole Atanasoff                       12,500             *              12,500               -               *
Atanasoff, Roger K.                             12,500             *              12,500               -               *
Ritchie, Jarryl B.                               6,250             *               6,250               -               *
Ritchie, Karen L.                                6,250             *               6,250               -               *
Atanasoff, J. Shawn                              6,250             *               6,250               -               *
Atanassof, Jamison S.                            6,250             *               6,250               -               *
Oliveri, Victor                                100,000             *             100,000               -               *
Select Asset Management, LLC                   470,000           2.1%            470,000               -               *
Smith, Arlene                                  100,000             *             100,000               -               *
Huggins, William (6)                            20,000             *              20,000               -               *
E.B.I, Inc.                                     20,000             *              20,000               -               *
Bonnie Consulting                               20,000             *              20,000               -               *
Skanderup, Michelle                             20,000             *              20,000               -               *
Lincoln Trust/FBO Robert Greene                 40,000             *              40,000               -               *
Kessler, Robert                                 40,000             *              40,000               -               *
Henderson, Maria                                20,000             *              20,000               -               *
A.J.W. Holdings                                 60,000             *              60,000               -               *
                                                ------                            ------
                Subtotal                      4,975,570                         4,975,570

-------------------------------------------------------------------------------------------------------------------------------
Shares issued for acquisitions of J. Bently Companies, Inc. and R&R Intermodal, Inc. (4)
-------------------------------------------------------------------------------------------------------------------------------

Shadden, Stanley B.                            345,000           1.6%            345,000               -               *
Stapleton, Joseph B.                           805,000           3.6%            805,000               -               *
Reinerth, Rose                                 100,000             *             100,000               -               *
Francis, Richard S.                            100,000             *             100,000               -               *
                                               -------                           -------
                Subtotal                      1,350,000                         1,350,000

-------------------------------------------------------------------------------------------------------------------------------
Shares issued for sale of common stock (5)
-------------------------------------------------------------------------------------------------------------------------------

Select Asset Management , LLC                   20,000             *              20,000               -               *
Morris, Kelly, S.                               20,000             *              20,000               -               *
Sharron Kaplan Trust                            40,000             *              40,000               -               *
Willingham, Mike                                20,000             *              20,000               -               *
Heiser, William R.                              20,000             *              20,000               -               *
Heiser, Robert Gerard                           20,000             *              20,000               -               *
Schiff, Marc Edward                             20,000             *              20,000               -               *
G-Institute                                     20,000             *              20,000               -               *
Birnbach, Robert                                60,000             *             100,000               -               *
Berkshire Asset Management, Inc.               200,000             *             200,000               -               *
Duszynski, Thomas F.                           100,000             *             100,000               -               *
Primordium Holdings, LLC                       100,000             *             100,000               -               *
Garapedian, Richard V.                          40,000             *              40,000               -               *
DiGiannantonio, Francesco                       40,000             *              40,000               -               *
Widen, Colin                                   385,000             *             385,000               -               *
Jobson, Charles E.                             120,000             *             120,000               -               *
Farrell, Donna M.                               40,000             *              40,000               -               *


                                                  Before the Offering                         After the Offering
                                           -------------------------------- ---------------------------------------------------
                                                Number                        Securities to          Number
                                             Beneficially     Percent of        Be Sold in        Beneficially     Percent of
Name of Beneficial Owner                        Owned          Class (1)         Offering            Owned         Class (2)
------------------------------------------ ----------------- -------------- ------------------- ----------------- -------------

Farrell Evelyn M.                               40,000             *              40,000               -               *
Atlantic Capital Real Estate, Inc.              20,000             *              20,000               -               *
Behmoiram, Richard J.                           40,000             *              40,000               -               *
Geier, Jeffrey                                 100,000             *             100,000               -               *
Garcia, Tracy                                  100,000             *             100,000               -               *
                                               -------                           -------
                         Subtotal             1,605,000                         1,605,000
                                              ---------                         ---------
Total
                                              7,930,570                         7,930,570
                                              =========                         =========

*Less than 1% outstanding shares

(1) Percentage ownership calculations are based on 22,194,044 shares of common stock outstanding as of September 30, 2003.

(2)  Assuming all shares are sold.

(3) During the time period September, 2000 through September, 2003 we issued approximately $1,400,000 of our notes with 4,975,570 detachable common stock purchase warrants. In connection with the conversion of the related notes, we exchanged shares of our common stock for no additional consideration to the holders of these warrants on a one for one basis in as much as the warrants were all originally exercisable for nominal consideration.

(4) Represents 1,150,000 shares of our common stock issued in connection with the acquisition of certain assets of J. Bentley Companies, Inc. and 200,000 common shares issued in connection with the acquisition of the stock of R&R Express Intermodal, Inc. "See XRG, Inc.".

(5) Represents restricted shares of our common stock issued at a purchase price of $.25 per share to these selling shareholders, the proceeds of which were used to help fund the acquisitions described in note (4) above and general working capital purposes.

(6) James Huggins is a brother and William Huggins is a cousin of Donald G. Huggins, Jr., a founder and chairman of the board of directors of XRG. Mr. Huggins disclaims beneficial ownership of shares held by his brother and cousin.

     In connection with the offerings of the securities issued to the selling shareholders we relied upon Section 4(2) of the Securities Act of 1933 as an exemption available from the registration requirements of Section 5 of the Securities Act of 1933 for transactions by an issuer not involving a public offering. The transactions described or referred to above did not involve an underwriter. No advertising or general solicitation was employed by us in offering these securities. All of these investors executed an agreement indicating they were "accredited" or otherwise sophisticated investors as defined in Regulation D. The agreements executed by all of these investors also obtained appropriate investor representations and risk factors regarding an investment in XRG.

                              PLAN OF DISTRIBUTION

         The shares being offered by the selling shareholders or their respective pledgees, donees, transferees or other successors in interest, will be sold from time to time in one or more transactions, which may involve block transactions:

     o on the OTC electronic bulletin board (OTC:BB) or such other market on which the common stock may from time to time be trading;

     o    in privately-negotiated transactions;

     o    through the writing of options on the shares;

     o    short sales; or

     o    any combination thereof.

     The  sale price to the public may be:

     o    the market price prevailing at the time of sale;

     o    a price related to such prevailing market price;

     o    at negotiated prices; or

     o such other price as the selling shareholders determine from time to time.

         The shares may also be sold pursuant to Rule 144. The selling shareholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling shareholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals or broker-dealers acting as agents for themselves or their customers. These broker-dealers may be compensated with discounts, concessions or commissions from the selling shareholders or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both. The compensation as to a particular broker-dealer might be greater than customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. The selling shareholders may sell shares of common stock in block transactions to market makers or other purchases at a price per share, which may be below the then market price. The selling shareholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling shareholders. The selling shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Securities Exchange Act of 1934 (or Exchange Act) or the rules and regulations under such Acts.

         The selling shareholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling shareholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

                  The selling shareholders and any other persons participating in the sale or distribution of shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares but, the selling shareholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for us by Johnson, Pope, Bokor, Ruppel & Burns, P.A., Clearwater, Florida. Michael
T. Cronin, a partner in this law firm owns 200,000 shares of our common stock.

                                     EXPERTS

         Our consolidated financial statements for the fiscal year ended March 31, 2003, and the related schedules included in our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2003, and incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Pender Newkirk & Company, certified public accountants; and as indicated in their reports with respect thereto, are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

10/1/2003 4:18 PM
42967.104797
#302145 v1 - XRG FORM S-3 (10/1/03)

                                         XRG, INC.





                                     7,930,570 Shares


                                       Common Stock





                                          ------
                                        PROSPECTUS
                                          ------







                                     October __, 2003

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The estimated amounts of the expenses of and related to offering are as follows:

         SEC registration fee.....................................$      449.11
         NASD filing fee..........................................$          -0-
         Transfer agent fees......................................$    1,000.00
         Accounting fees and expenses.............................$    5,000.00
         Legal fees and expenses..................................$   10,000.00
         Miscellaneous............................................$    1,000.00
                                                                    ------------

         Total....................................................$   17,449.11*
                                                                    ============

         *Estimate

Item 15. Indemnification of Directors and Officers

         The Registrant's Amended and Restated Certificate of Incorporation (the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant and its stockholders, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

         Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. The Certificate provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to or becomes involved in any action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with such action, suit or proceeding. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Registrant has entered into indemnification agreements with each member of the Board of Directors and certain executive officers of the Registrant providing for the indemnification of the directors and such officers to the fullest extent authorized, permitted or allowed by Delaware law.

Item 16. Exhibits and Financial Statement Schedules

Exhibit No.       Description
-----------       -----------

4.1(1)    Specimen Common Stock Certificate.

4.2(1)    Amended and Restated Certificate of Incorporation.

4.3(1)    Amended and Restated Bylaws.

5(2)      Opinion of Johnson, Pope, Bokor, Ruppel & Burns, P.A.

23.1(2)   Consent of Johnson,  Pope,  Bokor,  Ruppel & Burns,  P.A.(included  in
          Exhibit 5).

23.2(2)   Consent of Pender, Newkirk & Company.

24(2) Power of Attorney (included on signature page to this Registration Statement).

--------------

         (1) Incorporated by reference to the Registrant's Registration Statement on Form 10-SB (File No. 0-49659) and the Registrant's Form 10-KSB for March 31, 2003
         (2)      Filed herewith.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
         Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
          Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida, on this 1st day of October, 2003.

                            XRG, INC.

                            By: /s/ Kevin P. Brennan
                                --------------------
                            Name: Kevin P. Brennan
                                  ----------------
                            Title: President & CEO
                                   ---------------

                                POWER OF ATTORNEY

         KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Donald G. Huggins, Jr., and each of them, with the power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature                            Title                             Date
---------                            -----                             ----
/s/ Donald G. Huggins, Jr.  Chairman of the Board of Directors   October 1, 2003
--------------------------


/s/ Kevin P. Brennan                Director                     October 1, 2003
--------------------


/s/ Stephen R. Couture              Director                     October 1, 2003
----------------------

                                  EXHIBIT INDEX

Exhibit No.       Description

4.1(1)    Specimen Common Stock Certificate.

4.2(1)    Amended and Restated Certificate of Incorporation.

4.3(1)    Amended and Restated Bylaws.

5(2)      Opinion of Johnson, Pope, Bokor, Ruppel & Burns, P.A.

23.1(2)   Consent of Johnson,  Pope,  Bokor,  Ruppel & Burns,  P.A.(included  in
          Exhibit 5).

23.2(2)   Consent Pender, Newkirk & Company.

24(2) Power of Attorney (included on signature page to this Registration Statement).

--------------

         (1) Incorporated by reference to the Registrant's Registration Statement on Form 10-SB (File No. 0-49659) and the Registrant's Form 10-KSB for March 31, 2003.
         (2)      Filed herewith.